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                                                                   Exhibit 3.2

                            TOWER REALTY TRUST, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


                  TOWER REALTY TRUST, INC., a Maryland corporation, having its principal office in the State of Maryland c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. (hereafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

                  FIRST: The Corporation desires to and does hereby amend and restate its charter as currently in effect and as hereinafter provided. The provisions set forth in these Articles of Amendment and Restatement are all of the provisions of the charter of the Corporation as currently in effect.

                  SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATOR

                  The undersigned, James J. Hanks, Jr., whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

                  The name of the corporation (the "Corporation") is:

                            Tower Realty Trust, Inc.

                                   ARTICLE III

                                     PURPOSE

                  The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.
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                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

                  The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

                  Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The authorized number of directors of the Corporation initially shall consist of not less than three, the minimum number required by the Maryland General Corporation Law (the "MGCL"), and not more than 15 persons, which number may be increased or decreased pursuant to the Bylaws. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                              Lawrence H. Feldman
                              Lester S. Garfinkel

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

                  Section 5.2 Classified Board. The directors of the Corporation (other than any directors who may be elected by holders of preferred stock as may be provided from time to time by the board of directors) shall be and are hereby divided into three Classes, designated "Class I," "Class II" and "Class III," respectively. The number of directors in each such class shall be as nearly equal as possible. Each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such director was elected, provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 1998; each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 1999; and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 2000.

                  Section 5.3 Extraordinary Actions. Except as otherwise specifically provided herein, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.



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                  Section 5.4 Authorization by Board of Stock Issuance. The
Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

                  Section 5.5 No Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

                  Section 5.6 Indemnification and Advance of Expenses. a. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, limited liability company, association, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                           b. Neither the amendment nor repeal of Section 5.6 of
this Article V, nor the adoption or amendment of any other provision of the charter or the Bylaws of the Corporation inconsistent with Section 5.6 of this
Article V, shall apply to or affect in any respect the applicability of the provisions of Section 5.6 of this Article V with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                           c. The Corporation may, to the fullest extent
permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person, as described in
Section 5.6(a) of this Article V, and on any obligation of the Corporation to indemnify or advance expenses pursuant to the charter or Bylaws of the Corporation or any resolution of the Board of Directors or contract to which the Corporation is a party.

                           d. The rights provided herein shall not be deemed to
limit the right of the Corporation to indemnify or advance expenses to any other person to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification or advances of expenses from the Corporation may be entitled under any agreement, the Bylaws of the Corporation, a resolution of Stockholders or the Board of Directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.



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                           e. To the maximum extent that Maryland law in effect
from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

                  Section 5.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any other matter relating to the acquisition, holding and disposition of any assets by the Corporation or generally to the business and affairs of the Corporation.

                  Section 5.8 REIT Qualification. The Corporation shall elect to qualify for federal income tax treatment as a REIT and the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

                  Section 5.9 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the votes entitled to be cast in the election of directors. For the purpose of this paragraph, "cause" shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to the Corporation through bad faith or active and deliberate dishonesty.

                  Section 5.10  Independent Directors.

                           a. Notwithstanding anything herein to the contrary,
at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons (each such person an "Independent Director") who are not
(i) officers or employees of the Corporation or Tower Realty Operating Partnership, L.P. (the "Operating Partnership") or any subsidiary of the Corporation or the Operating Partnership, or (ii) Affiliates (as hereinafter defined) of the Corporation or the Operating Partnership.

                           b. For purposes of this Section 5.10, "Affiliate" of
the Corporation or the Operating Partnership shall mean (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with the Corporation or the Operating Partnership (excluding directors and Persons serving in similar capacities who are not otherwise an Affiliate of the Corporation or the Operating


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Partnership). The term "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

                           c. Notwithstanding anything herein to the contrary,
no term or provision of this Section 5.10 of Article V may be added, amended or repealed in any respect without the affirmative vote of all the Independent Directors.

                  Section 5.11 Reserved Powers of Directors. The enumeration and definition of particular powers of the Board of Directors included in this
Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

                                   ARTICLE VI

                                 SHARES OF STOCK

                  Section 6.1 Authorized Shares. The Corporation has authority to issue 150,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 50,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $2,000,000.

                  Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

                  Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more series of stock.

                  Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;
(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events


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or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                  Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

                                   ARTICLE VII

                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

                  Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Equity Stock that would be treated or owned either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own," and "Beneficially Owned" shall have correlative meanings.

                  "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(a) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.9.1 of Article VII hereof.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person, whether the interest in such shares is held directly or indirectly (including by a nominee), and shall include shares of Equity Stock that would be treated as owned either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," "Constructively Own," and "Constructively Owned" shall have correlative meanings.

                  "Equity Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

                  "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

                  "Look-Through Entity" shall mean an entity (i) that is looked through for purposes of the "closely held" test in Section 856(h) of the Code and (ii) each beneficial owner of which would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the shares of Equity Stock that are held by the Look-Through Entity, which, by way of example, could include (i) a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a corporation.


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                  "Look-Through Ownership Limit" shall mean 15% of the number of outstanding shares of each class or series of Equity Stock.

                  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Equity Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

                  "Non-Transfer Event" shall mean an event, other than a purported Transfer, that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or Look-Through Ownership Limit, as applicable, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.

                  "Operating Partnership" shall mean Tower Realty Operating Partnership, L.P., a Delaware limited partnership.

                  "Ownership Limit" shall mean 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of each class or series of Equity Stock.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 7.9.5 of
Article VII hereof.

                  "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of
Section 7.3 of Article VII hereof, would Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or Look-Through Ownership Limit, and if appropriate in the context, shall also mean any Person who would own record title to shares of Equity Stock.



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                  "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which this Article VII has been amended in accordance with Section 7.12 of this Article VII in order to terminate the REIT status of the Corporation.

                  "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section 7.3 of Article VII hereof.

                  "Tower Realty Trust Operating Partnership Agreement" shall mean the Agreement of Limited Partnership of the Operating Partnership, as it may be amended or amended and restated from time to time.

                  "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Transfer" (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

                  "Trust" shall mean any separate trust created pursuant to
Section 7.3 of Article VII hereof and administered in accordance with the terms of Section 7.9 of Article VII hereof, for the exclusive benefit of any Beneficiary.

                  "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

                  Section 7.2  Restriction on Transfers.

                           a. Subject to Section 7.8 of Article VII hereof, and
except as provided in Section 7.7 of Article VII hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit; and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                           b. Subject to Section 7.8 of Article VII hereof, from
the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares


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which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           c. From the date of the Initial Public Offering and
prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

                           d. From the date of the Initial Public Offering and
prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Corporation, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships and limited liability companies) of the Corporation or the Operating Partnership (a "Subsidiary"), within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                  Section 7.3  Transfer to Trust.

                           a. If, notwithstanding the other provisions contained
in this Article VII, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit (or, in the case of a Look- Through Entity, either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Look-Through Ownership Limit), then, (i) except as otherwise provided in Section 7.7 of Article VII hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable, (ii) such number of shares of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit, as applicable (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.9 of Article VII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 7.9 of Article VII, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                           b. If, notwithstanding the other provisions contained
in this Article VII, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported


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Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.9 of Article VII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 7.9 of Article VII, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                  Section 7.4 Remedies For Breach. If the Corporation, or its designee, shall at any time determine in good faith that a Transfer has taken place in violation of Section 7.2 of Article VII hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section 7.2 of Article VII hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

                  Section 7.5 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section
7.2 of Article VII hereof, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 7.3 of
Article VII hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

                  Section 7.6 Owner Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination
Date:

                           a. Every Beneficial Owner or Constructive Owner of
more than 5%, or such lower percentages as required pursuant to regulations under the Code (currently Regulation Section1.857-8(d)), of the outstanding shares of all classes of stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look- Through Ownership Limit, as applicable.

                           b. Each Person who is a Beneficial Owner or
Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look-Through Ownership Limit, as applicable.

                  Section 7.7 Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in
Section 7.2 of Article VII hereof will not be violated following the distribution by such underwriter of such shares. The Board of Directors, in its sole and absolute discretion, may except a Person from the Ownership Limit or the Look-Through Ownership Limit, if (i) such Person is not (A) an individual for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) or
(B) treated as the owner of such stock for purposes of Code Section 542(a)(2), as modified by Code Section 856(h) and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Equity Stock will violate Section 7.2(b), 7.2(c) or 7.2(d) of Article VII hereof, (ii) such Person does not and represents that it will not Beneficially Own shares of Equity Stock to the extent that such Beneficial Ownership of Equity Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation Constructively Owning an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation, the Operating Partnership or a Subsidiary to Constructively Own more than a 9.9% interest in such tenant), and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact, and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2 through 7.6 of this Article VII) will result in such shares of Equity Stock that are in excess of the Ownership Limit being designated as Shares-in-Trust in accordance with the provisions of section 7.3 of Article VII hereof. The Board of Directors shall except a Person from the Ownership Limit if the Person satisfies the Board of Directors, in its sole and absolute discretion, that (a) such Person qualifies to be treated as a Look-Through Entity, (b) satisfies the requirements of (i), (ii), and (iii) above, and (c) does not Beneficially Own shares of Equity Stock in excess of the Look-Through Ownership Limit. The Board of Directors may, in its sole and absolute discretion, permit a Look-Through Entity to own shares of Equity Stock in excess of the Look-Through Ownership Limit if the Look-Through Entity satisfies the Board of Directors that such share ownership will not adversely affect the Corporation's ability to qualify as a REIT. In exercising its discretion under this Section 7.7, the Board of Directors may, but is not required to, obtain a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or desirable in order to maintain the Corporation's status as a REIT and, in addition, may obtain such representations and warrants from the Look-Through Entity that it may deem necessary or desirable under the circumstances.

                  Section 7.8 New York Stock Exchange Transactions. Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Amendment and Restatement shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

                  Section 7.9  Shares-in-Trust.

                           Section 7.9.1 Trust. Any shares of Equity Stock
transferred to a Trust and designated Shares-in-Trust pursuant to Section 7.3 of
Article VII hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after the establishment thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 7.3 of Article VII hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of
Section 7.9.5 of Article VII hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                           Section 7.9.2 Dividend Rights. The Trust, as record
holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be authorized by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 7.3 of Article VII hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                           Section 7.9.3 Rights Upon Liquidation. In the event
of any voluntary or involuntary liquidation, dissolution or winding-up, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding-up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 7.9.3 of Article VII in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non- Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                  Section 7.9.4 Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under
Section 7.3 of Article VII hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

                  Section 7.9.5 Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section 7.3 of
Article VII hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 7.9.5 of Article VII, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 7.9.6 of Article VII hereof.

                  Section 7.9.6 Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 7.9.5 of Article VII hereof or following the acceptance of the offer to purchase such shares in accordance with
Section 7.9.7 of Article VII hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 7.9.5 or 7.9.6 of
Article VII hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 7.9.6 shall be distributed to the Beneficiary in accordance with the provisions of Section 7.9.5 of Article VII hereof. Each Beneficiary and Prohibited Owner waives any and all claims that he may have against the Trustee and the Trust arising out of the disposition of Shares-in-

Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 7.9.6, by such Trustee or the Corporation.

                  Section 7.9.7 Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non- Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. Subject to Section 7.9.6 of Article VII hereof, the Corporation shall have the right to accept such offer for a period of ninety days after the latter of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in- Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 7.5 of Article VII hereto.

                  Section 7.10 Remedies Not Limited. Subject to Section 7.8 of
Article VII hereof, nothing contained in this Article VII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit or the Look- Through Ownership Limit, as applicable.

                  Section 7.11 Legend. Each certificate for shares of Equity Stock shall substantially bear the following legend:

                  "The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the number or value of outstanding shares of any class of Equity Stock (or, in the case of a Look-Through Entity, in excess of 15% of the number or value of outstanding shares of any class of Equity Stock), (ii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iii) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (iv) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 9.9% or more of the ownership interests in a tenant of the Corporation's, the Operating Partnership's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests."

                  Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability on request and without charge.

                  Section 7.12 Amendment. Notwithstanding any other provisions of the charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, the charter or the Bylaws of the Corporation), the provisions of this Article VII shall not be amended, altered, changed or repealed without the affirmative vote of all the Independent Directors and the holders of not less than two-thirds of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  Section 7.13  General Provisions

                           Section 7.13.1 Interpretation and Ambiguities. The
Board shall have the power to interpret and to construe the provisions of this
Article VII, and in the case of an ambiguity in the application of any of the provisions of this Article VII including any definition contained in Section 7.1, the Board shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it, and any such interpretation, construction or determination shall be final and binding on all interested parties, including the Stockholders.

                           Section 7.13.2 Severability. If any provision of this
Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VIII

                                   AMENDMENTS

                  Section 8.1 Right to Amend Articles. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

                  Section 8.2 Certain Amendments Requiring Special Stockholder Vote. No amendment of this charter of the Corporation may be made unless the same is approved by the board of directors in accordance with Section 2-604 of the Maryland General Corporation Law and the charter and thereafter approved by the shareholders. In addition to any other vote of the shareholders that is required by applicable law, the affirmative vote of two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote on such amendment, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend any provisions of this Charter (except to amend any provision of this Charter relating to the authority of the Corporation to issue shares of its Capital Stock, including, without limitation Article VI, Section 1, only a majority rather than two-thirds shall be needed).


                                   ARTICLE IX

                               AMENDMENT OF BYLAWS

                  Section 9.1 Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the board of directors by the affirmative vote of a majority of the directors then in office.

                  Section 9.2 Amendment by Stockholders. The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class.

                                    ARTICLE X

                             LIMITATION OF LIABILITY

                  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

                  FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

                  SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, par value $0.01 per share, all of one class. The aggregate par value of all shares of stock having par value was $10.

                  EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 200,000,000, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $3,500,000.

                  NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 199_.


ATTEST:                                        TOWER REALTY TRUST, INC.




                                               By:                        (SEAL)
----------------------------                     -------------------------------
                 Secretary                                 President